UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                     -------

                           NOTIFICATION OF LATE FILING

(CHECK ONE):    |X| Form 10-K     |_| Form 20-F    |_| Form 11-K   [_] Form 10-Q
CUSIP NUMBER
                |_|  Form N-SAR

       For        Period   Ended:   December 31, 2005

                  Transition Report on Form 10-K [ ]
                  Transition Report on Form 20-F [ ]
                  Transition Report on Form 11-K [ ]
                  Transition Report on Form 10-Q [ ]
                  Transition Report on Form N-SAR

       For the Transition Period Ended: _______________________________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

STRATEGIC ACQUISITIONS, INC.
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Full Name of Registrant


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Former Name if Applicable

25 Broad Street, Suite 20-I
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Address of Principal Executive Officer (Street and Number)

New York, NY 10004
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City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25)b), the following should be completed. (Check box if appropriate)

     X (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     X (b) The subject annual report, semi-annual report, transition report on From 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)The accountant's statement or other exhibit required by Rule 12-b-25(C) has been attached if applicable.

                              PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The registrant could not file its Form 10-KSB within the prescribed time period because the change in registrant's independent public accounting firm has caused a delay in completion of the audit of the registrant's current and historical information.


                           PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

              John P. O'Shea                  (212)          878-6532
                 (Name)                    (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (of for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X]Yes |_| No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           STRATEGIC ACQUISITIONS, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 03/29/2006                      By  /s/ JOHN P. O'SHEA
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                                         John P. O'Shea
                                         President and Principal Financial
                                         Officer